Exhibit 4.3

EXECUTION VERSION

TREEHOUSE FOODS, INC., as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

7.750% SENIOR NOTES DUE 2018

FIFTH SUPPLEMENTAL INDENTURE DATED AS OF

March 11, 2014

TO THE INDENTURE DATED AS OF

March 2, 2010

		Page

ARTICLE 1

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.01	Amendments to Articles 4, 5 and 6	2
SECTION 1.02	Amendments to Notes	2

ARTICLE 2

MISCELLANEOUS PROVISIONS

SECTION 2.01	Definitions; Rules of Construction	3
SECTION 2.02	Indenture Remains in Full Force and Effect	3
SECTION 2.03	Governing Law	3
SECTION 2.04	Severability	3
SECTION 2.05	Counterpart Originals	3
SECTION 2.06	Effectiveness	3
SECTION 2.07	Endorsement and Change of Form of Notes	4
SECTION 2.08	Table of Contents, Headings, Etc	4
SECTION 2.09	Concerning the Trustee	4

This FIFTH SUPPLEMENTAL INDENTURE, dated as of March 11, 2014 (this “Supplemental Indenture”), is by and among TreeHouse Foods, Inc., a Delaware corporation (such corporation and any successor as defined in the Base Indenture and herein, the “Company”), the Guarantors and Wells Fargo Bank, National Association, a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Guarantors have previously executed and delivered an Indenture, dated as of March 2, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities, as amended and supplemented by a First Supplemental Indenture, dated as of March 2, 2010 (the “First Supplemental Indenture”), a Second Supplemental Indenture, dated as of March 2, 2010 (the “Second Supplemental Indenture”), and a Third Supplemental Indenture, dated as of October 28, 2010 (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 7.750% Senior Notes due 2018 (the “Notes”);

WHEREAS, $400,000,000 in principal amount of Notes is currently Outstanding;

WHEREAS, Section 9.02 of the First Supplemental Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes, and, subject to Sections 508 and 513 of the Base Indenture), the Company, the Guarantors and the Trustee may amend or supplement the Indenture (subject to certain exceptions) and that it will not be necessary for the consent of the Holders of Notes under such Section 9.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance of the proposed amendment or waiver;

WHEREAS, the Company desires and has requested that the Guarantors and the Trustee join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the First Supplemental Indenture;

WHEREAS, the Company has solicited consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated February 25, 2014 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Materials”);

WHEREAS, (1) the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this

Supplemental Indenture as contemplated by Section 903 of the Base Indenture and (3) the Company and the Guarantors have satisfied all other conditions required under Article Nine of the Base Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture;

WHEREAS, the Indenture is incorporated herein by reference; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.01 Amendments to Articles 4, 5 and 6. The Indenture is hereby amended by deleting the following Sections or clauses of the First Supplemental Indenture and all references and definitions related thereto in their entirety:

Section 4.02	Maintenance of Office or Agency.
Section 4.03	Reports. Except as required by Section 314(a) of the Trust Indenture Act.
Section 4.04	Limitation on Layering Indebtedness.
Section 4.05	Limitation on Sale and Leaseback Transactions.
Section 4.06	Payments for Consent.
Section 4.07	Restricted Payments.
Section 4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries.
Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock.
Section 4.11	Transactions with Affiliates.
Section 4.12	Liens.
Section 4.14	Corporate Existence.
Section 4.15	Additional Subsidiary Guarantees.
Section 4.16	Compliance Certificate.
Section 5.01	Merger, Consolidation or Sale of Assets.
Section 5.02	Successor Corporation Substituted.
Section 6.01	Events of Default. Except for those specified in Sections 501(1) and 501(2) of the Base Indenture.

SECTION 1.02 Amendments to Notes. The Notes are hereby amended to delete all provisions corresponding to the amendments to the Indenture effected by this Supplemental Indenture and all provisions that are inconsistent with the Indenture as amended by this Supplemental Indenture.

ARTICLE 2

MISCELLANEOUS PROVISIONS

SECTION 2.01 Definitions; Rules of Construction. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

SECTION 2.02 Indenture Remains in Full Force and Effect. Except as expressly amended and supplemented by this Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with its terms.

SECTION 2.03 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.04 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.05 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.06 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the giving of notice of purchase by the Company, pursuant to the Tender Materials, of at least a majority in principal amount of the Outstanding Notes, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 310 of the Base Indenture.

SECTION 2.07 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental

Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of March 11, 2014, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Fifth Supplemental Indenture, dated as of March 11, 2014. Reference is hereby made to such Fifth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 2.08 Table of Contents, Headings, Etc. The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.09 Concerning the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the Tender Materials or the consents of the Holders, all of which recitals are made solely by the Company and the Guarantors. All of the provisions contained in the Indenture in respect of the rights, powers, privileges and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture with like force and effect as though fully set forth in full herein.

[Signatures on following pages]

Dated as the date first written above.

COMPANY:

TREEHOUSE FOODS, INC.

By:	/s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

BAY VALLEY FOODS, LLC

By:	/s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Executive Vice President and Chief Financial Officer

EDS HOLDINGS, LLC

By:	/s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Chief Financial Officer

STURM FOODS, INC.

By:	/s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Executive Vice President and Chief Financial Officer

S.T. SPECIALTY FOODS, INC.

By:	/s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Executive Vice President and Treasurer

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TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

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